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                            STOCK PURCHASE AGREEMENT
                            ------------------------

                THIS STOCK PURCHASE AGREEMENT ("Agreement") is made and entered into on this 15th day of May, 1996, by and among NCS HEALTHCARE, INC., a Delaware corporation ("NCS"), and each of the undersigned owners of shares of capital stock of UNICARE HEALTH SERVICES, INC., a New Hampshire corporation ("Uni-Care Health Services") d/b/a AmeriCare Health Services, Uni-Care Health Services and Uni-Care I.V. Services, and the undersigned individual owner of shares of capital stock of UNI-CARE HEALTH SERVICES OF MAINE, INC., a New Hampshire corporation ("Uni-C are Health Services of Maine") (each, a "Shareholder," and collectively, the "Shareholders"). (Uni-Care Health Services and Uni-Care Health Services of Maine are sometimes referred to herein collectively as "Uni-Care").

                                   RECITALS:
                                   ---------

                A. The Shareholders own all of the issued and outstanding shares of the capital stock of Uni-Care Health Services and Uni-Care Health Services of Maine, except those shares of capital stock of Uni-Care Health Services of Maine owned by Uni-Care Health Services.

                B. The Shareholders desire to sell to NCS, and NCS desires to purchase from the Shareholders, all of the issued and outstanding shares of the capital stock of Uni-Care for the consideration and subject to the terms and conditions set forth in this Agreement.

                C. As a condition to such acquisition, each of the Shareholders is willing to enter into an agreement prohibiting the Shareholders from disclosing confidential information, competing or otherwise interfering with NCS and its businesses.

                NOW, THEREFORE, in consideration of and in reliance upon the representations, warranties and covenants set forth in this Agreement, NCS and the Shareholders hereby agree as follows:

                1. SALE AND PURCHASE OF SHARES. Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined below), the Shareholders shall sell, assign, transfer and deliver to NCS and NCS shall purchase and acquire from the Shareholders, all of the issued and outstanding shares of the capital stock of Uni-Care (each individually, a "Share," and collectively, the "Shares").

                2. PURCHASE PRICE. The aggregate purchase price (the "Purchase Price") shall include 34,483 unregistered Class A shares of common stock of NCS (the "NCS Stock") and an amount equal to $6,000,000.00 MINUS the amount, if any, which the Liabilities (as defined below) exceeds $3,780,000.00 and PLUS OR MINUS any adjustments pursuant to Sections 2.4 and 2.5 herein


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     2.1 CASH PAYMENT. At Closing, the Shareholders will receive the sum of
$6,000,000.00 PLUS OR MINUS any adjustments pursuant to this Section 2, payable by NCS by wire transfer, in the amounts set forth on SCHEDULE 2.1.

     2.2 SECURITIES. At Closing, the Shareholders will receive the NCS Stock in the amounts set forth on SCHEDULE 2.2.

          2.2.1 SECURITIES ACT LEGEND. The Shareholders understand and agree that all certificates for NCS Stock which have been received by Shareholders as part of the Purchase Price and any certificates subsequently issued in substitution therefor, shall bear the following legend unless and until such shares either are registered under the Securities Act of 1933, as amended (the "Act"), pursuant to an effective registration statement or counsel satisfactory to NCS shall have advised in writing that such legend is not required:

          "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the 'Act'), and may not be sold, transferred or otherwise disposed of unless a registration statement under the Act with respect to such shares has become effective or unless the holder hereof establishes to the satisfaction of this Corporation that an exemption from such registration is available."

          2.2.2 RULE 144 PROVISIONS. Subject to the other terms and conditions of this Section 2.2, the Shareholders understand and agree that (i) the NCS Stock will be "Restricted Securities" under Rule 144 of the Act, (ii) the NCS Stock must be held indefinitely unless such shares are registered under the Act or an exemption from registration is available, (iii) NCS is under no obligation to provide any such registration or to take such steps as are necessary to permit sale without registration pursuant to Rule 144 under the Act or otherwise, (iv) at such time as the NCS Stock may be disposed of in routine sales without registration in reliance on Rule 144 under the Act, such disposition can be made only in limited amounts in accordance with all of the terms and conditions of Rule 144, (v) if the Rule 144 exemption is not available, compliance with some other exemption from registration will be required, and (vi) the transfer agent and registrar of NCS shall be advised (by appropriate "stop-transfer" instructions) of the foregoing restrictions contained herein and instructed to prohibit transfer of the NCS Stock until advised by NCS to proceed with the proposed transfer.

          2.2.3 INCIDENTAL REGISTRATION. If NCS at any time proposes to file on its behalf and/or on behalf of any of its security holders a Registration Statement under the Act for the general registration of securities to be sold for cash with respect to its Class A shares of common stock, it will give written notice to the Shareholders at least 30 days before the initial filing with the Securities Exchange Commission (the "Commission") of such

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Registration Statement, which notice shall set forth the intended method of disposition of the securities proposed to be registered by NCS. The notice shall offer to include in such filing the number of shares of NCS Stock as the Shareholders may request. Each Shareholder, desiring to have NCS Stock registered under this subsection, shall advise NCS within 10 days after the date of receipt of such offer from NCS, setting forth the amount of such NCS Stock for which registration by the Shareholders is requested. Subject to the next sentence, NCS shall thereupon include in such filing the number of shares of NCS Stock for which the registration is so requested. If the managing underwriter shall advise NCS that, in its opinion, the distribution of the NCS Stock requested to be included in the registration by the Shareholders concurrently with the securities being registered by NCS is not advisable or would adversely effect the distribution of such securities by NCS, then the Shareholders shall reduce the amount of NCS Stock each intended to distribute through such offering on a pro rata basis (as between the Shareholders). The Shareholders, requesting registration of NCS stock, shall cooperate with NCS and furnish all information with respect to the Shareholders as NCS may reasonably request in connection with such Registration Statement. All expenses of such registration, other than any underwriting discounts and commissions, shall be borne by NCS.

     2.2.4 SURVIVAL. The provisions of this Section 2.2 shall expressly survive the Closing.

     2.3 LIABILITIES.

          2.3.1 LIABILITIES. For purposes of this Section 2, "Liabilities" means the aggregate amount of all liabilities and obligations of Uni-Care to any person, whether fixed or contingent, as of the Closing. "Liabilities" specifically includes all obligations owed by Uni-Care to Richard Fortier (the "Fortier Payable") and Francis J. Cassidy (the "Cassidy Payable"), and specifically excludes those obligations referenced as items 4, 5, 6 and 7 on SCHEDULE 6.8.

          2.3.2 MACHBITZ PAYABLE. For purposes of this Section 2, the "Machbitz Payable" means the aggregate amount of all obligations of Uni-Care owed directly or indirectly to Machbitz Associates, which obligations are more particularly described on SCHEDULE 2.3.2.

     2.4 PRE-CLOSING ADJUSTMENT. If, at any time between April 1,1996 and the Closing Date, new licensed nursing home beds are signed by Uni-Care to contracts acceptable to NCS, an additional $1,000.00 per new licensed nursing home bed will be added to the Cash Payment at Closing. The current number of licensed beds under contract with Uni-Care, including nursing homes, health care institutions and correctional facilities, is 9,194, as more particularly set forth on SCHEDULE 2.4.

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        2.5 NET WORTH ADJUSTMENT. Subject to the terms hereof, there shall be a dollar-for-dollar post-closing adjustment of the Purchase Price ("Net Worth Adjustment") if the net worth of Uni-Care as of the Closing Date is not equal to $1,050,000.00 (the "Net Worth Requirement"). Any Net Worth Adjustment under this
Section 2.5 shall be paid by the Shareholders to NCS upon its demand in accordance with the terms hereof.

        2.5.1 NET WORTH DETERMINATION. As soon as practicable after the Closing, NCS, or its representatives, shall audit the records of Uni-Care and prepare a statement of net worth as of the Closing (the "Final Net Worth Statement") setting forth all the assets and liabilities of Uni-Care on a consolidated basis as of the Closing in accordance with the Standard Accounting Practices (as hereinafter defined). No effect will be given in preparing the Final Net Worth Statement to any post-closing commitment, obligation or liability arising under this Agreement or the agreements collateral hereto. Representatives of the Shareholders will be permitted to participate in the process at the Shareholders' expense. As soon alter Closing as is reasonably practicable, and in no event later than one hundred twenty (120) days after the Closing Date, NCS will deliver the Final Net Worth Statement to the Shareholders, which shall set forth the amount of the Net Worth Adjustment (if any) and an analysis of how it was determined. The Shareholders shall be given a copy of the work papers generated by NCS and its accountants in the preparation of the Final Net Worth Statement. Any delay in delivering the Final Net Worth Statement shall extend the periods hereunder for review by the Shareholders for an equal number of days. Following receipt of the Final Net Worth Statement, the Shareholders will be afforded a period of 60 days after delivery of the Final Net Worth Statement to review the Final Net
   Worth Statement (the "Response Period"). Before the end of the Response Period, the Shareholders will either: (i) accept the Final Net Worth Statement, in which case the amount of the Net Worth Adjustment will be the amount, if any so determined and reflected in the Final Net Worth Statement, or (ii) deliver to NCS written objection, with a detailed written explanation of those items contained in the Final Net Worth Statement which the Shareholders dispute. NCS may waive its rights under this Subsection
   2.5.1 by delivering written notice thereof to the Shareholders.

        2.5.2 DISPUTE RESOLUTION. Within a period of thirty (30) days from the end of the Response Period, the parties will attempt to resolve in good faith any disputed items in the Final Net Worth Statement. Failing such resolution, the unresolved items will be referred for final binding resolution to a nationally recognized firm of independent certified public accountants mutually acceptable to the Shareholders and NCS (the "Independent Accountant"). Failing mutual agreement by the parties, a list of a representatives, who provide litigation support/arbitration services, from the Boston office of each of the six (6) major nationally-recognized accounting firms shall be prepared, from which conflicted accountants will be deleted and the remainder shall be reduced to a final arbitrator by each party striking a name alternating with the Shareholders going first. Within thirty (30) days of the referral, the Independent Accountant shall determine

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   the proper amount of such unresolved and disputed items and the amount (if any) of the Net Worth Adjustment in accordance with the Standard Accounting Practices.

                2.5.3 STANDARD ACCOUNTING PRINCIPLES AND PRACTICES. The Final Net Worth Statement will be determined in a manner consistent with generally accepted accounting principles in the manner consistently applied by the accountants historically serving UniCare (hereinafter "Standard Accounting Practices").

        2.5.4 EFFECT OF DETERMINATION. A determination under Subsection 2.5.2 shall have the legal effect of an arbitral award and shall be final, nonappealable and incontestable by the parties, and will not be subject to collateral attack for any reason. The parties expressly acknowledge that NCS shall not be entitled to recover more than once for the same claim, whether an adjustment to Net Worth, a reimbursement of excess Liabilities, or a claim under indemnification.

                2.5.5 CLOSING COSTS. NCS acknowledges that the Shareholders and Uni-Care shall be authorized to pay all closing costs, including all legal and accounting fees and expenses incurred up to and including the Closing which obligations can and will be paid by Uni-Care at or promptly following Closing, provided that to the extent that such expenditures result in the failure to meet the Net Worth Requirement or Liabilities requirement set forth herein, the Shareholders shall be proportionately responsible for immediate reimbursement to NCS or Uni-Care in accordance herewith.

                2.5.6 PAYMENT OF NET WORTH ADJUSTMENT BY SHAREHOLDERS. In the event a Net Worth Adjustment is required to be paid by the Shareholders such Net Worth Adjustment shall be paid at the option of the respective Shareholders, either in cash or by check or in the requisite amount of NCS Stock on a dollar-for-dollar basis based upon $29.00 per share. Any shortfall shall be paid by the Shareholders in cash or by check. Notwithstanding the foregoing, in the event the Liabilities exceed $3,780,000.00, such excess shall be paid by the Shareholders in cash or by check to NCS upon demand.

        3. REAL ESTATE LEASES. Uni-Care is currently doing business at two locations. The New Hampshire location is currently located at 23 Perimeter Road South, Londonderry, New Hampshire 03053 (the "New Hampshire Premises") and the Maine location is currently located at 19 Harbor Road, Wells, Maine 04090 (the "Maine Premises"). At Closing, the landlord and Uni-Care Health Services shall enter into the lease attached hereto as Exhibit "A" for the New Hampshire Premises.

        4. EMPLOYMENT AND OTHER AGREEMENTS. At Closing, Uni-Care will enter into an employment agreement with Michael F. Fecteau which agreement shall be in the form of the Employment Agreement which is attached hereto as Exhibit "B" and made part hereof (the "Fecteau Employment Agreement"). At Closing, Uni-Care will also enter into employment

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agreements with Richard P. Legere and Leon Parker and NCS will enter into a non-compete agreement with Francis J. Cassidy.

     5. CLOSING. If the conditions to the parties' obligations are satisfied, the consummation of the transactions contemplated by this Agreement (the "Closing") will take place on Wednesday, May 15, 1996, at 12:00 p.m. or on such other date and time as may be agreed upon by the parties (the "Closing Date"), at the offices of Sheehan Phinney Bass + Green, P.A., 1000 Elm Street, Manchester, New Hampshire, or at such other place as the parties may agree. If the Closing does not occur by June 30, 1996, this Agreement may be terminated by NCS or the Shareholders, without prejudice to the rights of any party against any other for any reach or nonperformance of its obligations prior to termination.

     6. REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS. Subject to the provisions of Section 10 of this Agreement, each of the Shareholders hereby makes the following representations and warranties to NCS:

          6.1 ORGANIZATION, ETC. OF UNI-CARE. Each of Uni-Care (i) is a corporation duly incorporated and validly existing under the laws of the State of New Hampshire, (ii) is qualified to do business as a foreign corporation in every state or other jurisdiction where the conduct of its business or the ownership of its assets and properties requires it to be so qualified, and (iii) has full corporate power and authority to own, lease and operate its assets and properties and to carry on its business as and where such assets and properties are now owned and leased and as such business is presently being conducted.

          6.2 CAPACITY OF SHAREHOLDERS. Each Shareholder has full power and capacity to execute, deliver and perform this Agreement and each of the agreements and documents to be delivered by that Shareholder in connection herewith. This Agreement and each other agreement and document delivered by each Shareholder in connection herewith have been duly executed and delivered by that Shareholder and constitute the binding obligations of that Shareholder enforceable in accordance with their respective terms.

          6.3 MINUTES AND STOCK RECORDS. The stock records of Uni-Care which have previously been made available to NCS for inspection are correct and complete. The corporate minutes of Uni-Care which have previously been made available to NCS for inspection are correct and complete and contain all of the material proceedings of the shareholders and directors of Uni-Care.
     SCHEDULE 6.3 sets forth a correct and complete list of all incumbent directors and officers of Uni-Care.

          6.4 SUBSIDIARIES AND AFFILIATES. Uni-Care does not own, directly or indirectly, any equity or ownership interest in any corporation, business trust, partnership, joint venture, joint stock company, limited liability company or other business organization or association.

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          6.5 CAPITAL STOCK OF UNI-CARE; TITLE TO SHARES. The total authorized capital stock of NCS Health Care of New Hampshire consists of 1,000 shares, all of which are voting common shares, without par value. The total authorized capital stock of NCS HealthCare of Maine consents of 1,000 shares, all of which are voting common shares, without par value. All of the Shares are owned of record and beneficially by the respective holders and in the respective amounts set forth on SCHEDULE 6.5, in each case, free and clear of all liens, claims, charges and encumbrances of any kind, and the consummation of the transactions contemplated by this Agreement will vest in NCS good and marketable title to all of the Shares. All of the Shares are duly authorized, validly issued, fully paid and nonassessable, and have been issued in compliance with all applicable state and federal securities laws. There are no options, warrants, stock appreciation, conversion or similar rights or obligations providing for the purchase, redemption, sale or issuance of any shares of the capital stock of Uni-Care, and no claims of an equity ownership nature.

          6.6 CONSENTS AND APPROVALS. Except as set forth in SCHEDULE 6.6, no consent, authorization or approval of, or registration, declaration or filing with, any governmental authority or third party is required in connection with the execution, delivery or performance of this Agreement by the Shareholders or by any of them. The execution, delivery and performance of this Agreement by the Shareholders does not violate, conflict with or result in a breach of (i) any judgment, decree, order, statute, rule or regulation applicable to any Shareholder, (ii) any contract, agreement or instrument to which any Shareholder is a party or by which any Shareholder is bound, or (iii) any contract, agreement or instrument to which Uni-Care is a party or by which Uni-Care is bound.

          6.7 FINANCIAL STATEMENTS. SCHEDULE 6.7 includes the audited annual financial statements of Uni-Care for each of its fiscal years ended December 31, 1994 and December 31, 1995, and the internally prepared financial statements of Uni-Care for the period ended March 31, 1996 (collectively, the "Financial Statements"). The Financial Statements are accurate and complete and all of the Financial Statements present fairly the financial position and results of operations of Uni-Care for the periods they cover in conformity with generally accepted accounting principles applied on a consistent basis. In addition, the other internally prepared financial statements of Uni-Care which have previously been made available to NCS for inspection accurately reflect all items of income and expense (including accruals) and all of Uni-Care's assets and liabilities in accordance with normal accrual accounting practices and consistent with past practice.

          6.8 NO LIABILITIES. Uni-Care has no liabilities or obligations of any kind (whether contingent or otherwise) except (i) as reflected on the balance sheet of Uni-Care as of March 31, 1996 which is included in
     SCHEDULE 6.7 (the "Balance Sheet"), (ii) future performance obligations under contracts disclosed in writing to NCS before the Closing, (iii) as incurred in the ordinary course of business, consistent with past practice, or (iv) as set forth in Schedule 6.8. Neither Uni-Care nor any Shareholder has breached any

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     obligation under any contract to which Uni-Care is a party or by which any of Uni-Care's assets are bound.

          6.9 MATERIAL CONTRACTS.

               6.9.1 INDEBTEDNESS. SCHEDULE 6.9.1 sets forth a complete and accurate list of all loan agreements, facilities, notes, guaranties, capitalized leases, letters of credit and all other material instruments or obligations to which Uni-Care is a party or by which Uni-Care or any of its assets or properties is bound, relating to indebtedness of Uni-Care, whether fixed or contingent, in respect of borrowed money, and includes, without, limitation, all bank or other institutional debt, other loans or commitments and capitalized leases undertaken by Uni-Care.

               6.9.2 MACHBITZ. SCHEDULE 2.3.2 sets forth a complete and accurate description of the Machbitz Payable.

               6.9.3 OTHER AGREEMENTS. SCHEDULE 6.9.3 sets forth a complete and accurate list of all other material contracts to which Uni-Care is a party or by which it is bound, including without limitation, all pharmacy, medical supply, IV and other agreements. Except as set forth on SCHEDULE 6.9.3, the Shareholders are not aware of any party's intention to cancel or modify a contract or any reason for cancellation or modification thereof, including the consummation of the Transactions.

          6.10 COMPLIANCE WITH LAWS. Uni-Care is not in violation of any law, regulation or order of any federal, state or local governmental authority or court, including, without limitation, any laws, regulations or orders relating to Medicare or Medicaid reimbursement, the corporate practice of medicine, environmental matters, occupational health or safety, or the generation, storage, transportation or disposal of infectious wastes. All health care, tax, and other returns, reports, plans and filings of any nature required to be filed by Uni-Care with any federal, state or local governmental authorities and any third party payors have been properly completed and timely filed. Each return, report, plan and filing contains no untrue or misleading statements and does not omit anything which would cause it to be misleading or inaccurate.

          6.11 LICENSES. Except as set forth in SCHEDULE 6.11, Uni-Care has all registrations and licenses required to own and operate its businesses. No proceedings have been instituted with a view toward terminating or limiting the scope of any registrations or licenses of Uni-Care. None of such registrations and licenses is subject to any outstanding order, decree, judgment or stipulation, proceeding or known investigation.

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          6.12 INSURANCE. There is in full force and effect policies of insurance of the types and in the amounts customary within the institutional pharmaceutical and medical supply business in each jurisdiction where Uni-Care does business.

          6.13 TITLE TO ASSETS. Included in the assets reflected on the Balance Sheet are all material assets which have been used to operate the business of Uni-Care in the ordinary course as such business is presently conducted. Except as set forth in SCHEDULE 6.9.1, UniCare owns all of its assets free and clear of any and all liens, claims, encumbrances and other restrictions or limitations.

          6.14 CONDITION. All of the assets reflected on the Balance Sheet are in good operating condition, ordinary wear and tear and di minimis third party damage excepted, neither require nor can reasonably be expected to require any special or extraordinary expenditures to remain in such condition beyond normal maintenance, and are capable of being used for their intended purposes in the ordinary course of business.

          6.15 RECEIVABLES. All of the accounts receivable of Uni-Care reflected on the Balance Sheet arose from valid sales in the ordinary course of business and reflect goods actually sold and delivered or services in fact rendered and are reflected on the books of account and Financial Statements in conformity with generally accepted accounting principles applied on a consistent basis, subject to contractual allowances and stated reserves.

          6.16 INVENTORIES. The inventories reflected on the Balance Sheet are reasonably sufficient to cover the immediate needs of Uni-Care and time required for restocking alter the Closing and none of the pharmaceuticals, drugs or biologicals included therein have expiration dates occurring earlier than sixty (60) days after the Closing Date.

          6.17 EMPLOYEE BENEFITS: EMPLOYEES. Except as set forth on SCHEDULE 6.17, UniCare neither maintains nor is required to contribute to any Employee Benefit Plan (within the Meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")). Each Employee Benefit Plan maintained by Uni-Care has been operated in accordance with its terms and with all laws applicable thereto, including without limitation, ERISA, the Internal Revenue Code of 1986, as amended, and the regulations thereunder. Uni-Care has the right to amend or terminate, without the consent of any other person, any Employee Benefit Plan which it maintains, except as prohibited by law. Uni-Care does not maintain an Employee Benefit Plan under which it would be obligated to pay benefits because of the consummation of the transactions contemplated by this Agreement. Except as set forth in SCHEDULE 6.17, since December 31, 1995, there has not been any increase made or promised in the benefits payable under any Employee Benefit Plan of Uni-Care or in the compensation paid or payable to employees, except raises given in the normal course not exceeding a three percent (3%) increase. Uni-Care is not required to retain any employees of Uni-Care other than

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     Michael F. Fecteau and Richard P. Legere. Uni-Care owes no severance, separation or similar payments to any employee, independent contractor or agent except the Fortier Payable and the Cassidy Payable. No essential employee of Uni-Care has given notice to Uni-Care of his or her intention to terminate his or her employment with Uni-Care. UniCare enjoys a stable and harmonious relationship with all of its employees. There are no pending disputes, grievances, charges, complaints or proceedings involving any past or present employees, independent contractors or agents of Uni-Care.

          6.18 REAL PROPERTY: ENVIRONMENTAL MATTERS. SCHEDULE 6.18 lists all real property owned, leased or occupied by Uni-Care (collectively, the "Real Estate"). There are no structural defects in the Real Estate. The Real Estate is properly zoned, and its current and intended use complies in all respects with all applicable zoning and other ordinances, laws and legal restrictions regulating development and use of the Real Estate. Uni-Care and Shareholders have not received notice of and have no knowledge of any changes or proposed changes to access to the Real Estate. There are no easements or other use.restrictions relating to the Real Estate which would restrict in any way Uni-Care's use of the Real Estate as currently used. None of the Real Estate is in an "area of special flood hazard," as that term is defined in the National Flood Insurance Act,of 1968. There are presently no special assessments assessed or levied on the Real Estate. There is no condemnation or eminent domain proceeding pending or threatened with respect to any part of the Real Estate. Uni-Care has no liability in respect of any activities associated with the generation, transportation, release, storage, treatment, disposal or identification of infectious or biomedical wastes. There is no underground storage tank ("UST") on or under, nor has any UST been removed from, the Real Estate.

          6.19 TAXES. All tax returns, reports and declarations (collectively, "Tax Returns") required by any governmental authority to be filed in connection with the properties, business, income, payroll expenses, net worth and franchises of Uni-Care have been timely filed, and all such Tax Returns are correct and complete. All tax due in connection with the properties, business, income, payroll expenses, net worth and franchises of Uni-Care has been paid. There are no tax claims, audits or proceedings pending in connection with the properties, business, income, payroll expenses, net worth or franchises of Uni-Care and there are no such threatened claims, audits or proceedings.

          6.20 NO ACCELERATION OF INCOME. Except as set forth in SCHEDULE 6.20, UniCare has not, in anticipation of this Agreement or the Transactions, taken any other action which might have the effect of accelerating the receipt of income, and all receipts have been taken in the ordinary course of business.

          6.21 NO CHANGES. Except as set forth in SCHEDULE 6.21, since December 31, 1995, Uni-Care has been operated only in the ordinary course, consistent with past practice, and there has not been any material adverse change, or any event, fact or circumstance which might reasonably be expected to result in a material adverse change

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     in the assets, liabilities, operating performance, business relationships or prospects of its businesses. Except as set forth in SCHEDULE 6.21, since December 31, 1995, Uni-Care has not paid any dividend, distribution or other payment to any Shareholder other than payments of salary and expense reimbursements made in the ordinary course, consistent with past practice.

          6.22 CUSTOMERS. Except as set forth in SCHEDULE 6.22, since January 1, 1995, no nursing home or other facility or institution served by Uni-Care has canceled or otherwise terminated or made any threat to cancel or otherwise terminate, its relationship with UniCare. Neither Uni-Care nor any Shareholder has any knowledge that any such customer intends to modify, cancel or otherwise terminate its relationship with Uni-Care or to materially decrease its purchase of products and services from Uni-Care.

          6.23 ABSENCE OF CERTAIN BUSINESS PRACTICES. Neither Uni-Care nor any officer, employee or agent of Uni-Care, nor any other person acting on its behalf, directly or indirectly, has given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person which (i) might subject Uni-Care to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, might have had an adverse effect on the assets, properties, business or operations of Uni-Care, or (iii) if not continued in the future, might adversely affect UniCare's assets, operations or its prospects or which might subject Uni-Care to suit or penalty in any private or governmental litigation or proceeding.

          6.24 NO CONFLICTS. Except as set forth in SCHEDULE 6.24, no Shareholder, director, officer or executive employee of Uni-Care and no relative of any such person, (i) has any direct or indirect interest in any business enterprise which competes or does business with NCS or Uni-Care, or (ii) is a party to any contract, other than contracts disclosed in writing to NCS prior to the date of this Agreement, to which Uni-Care is also a party or by which any of Uni-Care's assets or properties is bound.

          6.25 NO LITIGATION. There is no claim, litigation, investigation or proceeding by any person or governmental authority pending or, to the knowledge of Shareholders, threatened against Uni-Care. There are no pending or, to the knowledge of Shareholders, threatened controversies, grievances or claims by any employees or former employees of Uni-Care with respect to their employment benefits or working conditions.

          6.26 BROKERS AND FINDERS. Except for Machbitz Associates, no other broker, finder or other person or entity acting in a similar capacity has participated on behalf of Uni-Care or any Shareholder in bringing about the transactions contemplated by this Agreement, rendered any services with respect thereto or been in any way involved therewith.

          6.27 NO MISREPRESENTATIONS. No representation or warranty made by the Shareholders in this Agreement, the Schedules or Exhibits hereto, or any certificate or document delivered pursuant hereto contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in any such representation or warranty true.

          6.28 LIMITATIONS ON REPRESENTATIONS AND WARRANTIES. Notwithstanding anything else herein to the contrary, for the purposes of this Agreement, the representations and warranties set forth in this Section 6 above shall be limited as follows:

               6.28.1 The Shareholders' representations and warranties bear only upon the circumstances extant prior to the Closing. The Shareholders have not made any warranties or representations concerning, and shall not be responsible for NCS's right or freedom to implement its business strategies and policies after Closing.

               6.28.2 Projections, forecasts and business plans submitted to NCS by the Shareholders or Uni-Care or their representatives, do not constitute (or give rise to) any warranties or representations as to the matters addressed therein. They are merely good faith estimates or possible results of operations or future business strategies, many of which may be effected by a wide number of unforeseeable variables, and NCS has made its own independent assessment of the likely future results of operations.

     7. REPRESENTATIONS AND WARRANTIES OF NCS. Subject to the provisions of
Section 10 of this Agreement, NCS hereby makes the following representations and warranties to the Shareholders:

          7.1 ORGANIZATION, ETC. OF NCS. NCS is a corporation duly incorporated and validly existing under the laws of the State of Delaware.

          7.2 AUTHORIZATION. The execution and delivery of this Agreement and the consummation of the Transactions have been duly authorized by all necessary action of NCS.

          7.3 EXECUTION. This Agreement has been duly executed and delivered by NCS, and constitutes a legal, valid and binding obligation of NCS enforceable against NCS in accordance with its terms and conditions, subject to usual equity principles and except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally.

          7.4 CONSENTS AND APPROVALS. No consent, authorization or approval of, or registration, declaration or filing with, any governmental authority or third party is

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

     required in connection with the execution, delivery or performance of this Agreement by NCS, or of any other agreement, instrument or document to be delivered by or on behalf of NCS in connection herewith.

          7.5 NO VIOLATION. Neither the execution or delivery nor performance of this Agreement or any of the other agreements, instruments or documents to be delivered by or on behalf of NCS in connection herewith conflicts with, violates or results in any breach of (i) any judgment, decree, order, statute, rule or regulation applicable to NCS, (ii) any instrument to which NCS is a party or by which NCS is bound, or (iii) any provision of the Articles of Incorporation or By-Laws of NCS.

          7.6 NO MISREPRESENTATIONS. No representation or warranty made by NCS in this Agreement, the Schedules or Exhibits hereto, or any certificate or document delivered pursuant hereto contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in any such representation or warranty true.

     8. COVENANTS OF SHAREHOLDERS

          8.1 FECTEAU COVENANTS. The Fecteau Employment Agreement attached hereto as EXHIBIT B contains covenants by Fecteau against nondisclosure of proprietary and confidential information and covenants against competition, all of which are incorporated herein by reference and made a part hereof.

          8.2 LEGERE COVENANTS. Concurrent herewith, Uni-Care Health Services of Maine will enter into an employment agreement with Richard P. Legere for rendering services on behalf of Uni-Care Health Services of Maine, which employment agreement contains covenants against nondisclosure of proprietary and confidential information and covenants against competition, all of which are incorporated herein by reference and made a part hereof.

          8.3 CASSIDY COVENANTS. Concurrent herewith, NCS will be entering into a non-compete agreement with Francis J. Cassidy, which non-compete agreement contains covenants against nondisclosure of proprietary and confidential information and covenants against competition, all of which are incorporated herein by reference and made a part hereof.

     9. CLOSING CONDITIONS.

          9.1 CONDITIONS OF NCS. The obligation of NCS to perform this Agreement is subject to the satisfaction of the following conditions at or before the Closing unless waived in writing by NCS:

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

          9.1.1 NCS shall have received from the Shareholders certificates representing all of the Shares, in each case duly endorsed or accompanied by appropriate stock powers duly executed in blank or in favor of NCS, with all signatures guaranteed and otherwise in proper form for transfer, together with all other documents necessary or appropriate to validly transfer the Shares to NCS free and clear of all liens or adverse claims.

          9.1.2 NCS shall have received letters of resignation, effective as of the Closing, from those directors and officers of AHS whom NCS has requested to resign.

          9.1.3 NCS shall have received a mutually acceptable real estate lease for the New Hampshire Premises as set forth and attached hereto as Exhibit "A".

          9.1.4 NCS shall have received the Fecteau Employment Agreement, employment agreements with Richard P. Legere and Leon Parker, and a non-compete agreement with Francis J. Cassidy. NCS shall have received general releases from Francis J. Cassidy and Richard M. Fortier.

          9.1.5 NCS shall have received all consents and permits necessary for the consummation of the transactions contemplated by this Agreement, and no suit, action or other proceeding shall be pending or threatened before any court or before or by any regulatory or governmental authority in which it is sought to restrain, prohibit, invalidate or set aside in whole or in part the consummation of the transactions contemplated by this Agreement.

          9.1.6 The Shareholders shall have performed and complied in all material respects with all obligations, covenants and conditions required by this Agreement to have been performed or complied with by them at or prior to the Closing, and all representations and warranties of the Shareholders contained herein shall continue to be accurate in all material respects at and as of the Closing Date, just as if made as of the Closing Date.

          9.1.7 NCS shall have received a certificate from the President of Uni-Care and each Shareholder, dated as of the Closing and duly executed by persons, in the form of closing certificate attached hereto as Exhibit "C" and made a part hereof.

     9.2 CONDITIONS OF THE SHAREHOLDERS. The obligations of the Shareholders to perform this Agreement are subject to the satisfaction of the following conditions at or before the Closing unless waived in writing by the
Shareholders:

          9.2.1 Each of the Shareholders shall have received his pro-rata share of the Cash Payment and NCS Stock.

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



          9.2.2 NCS shall have performed and complied in all material respects with all obligations, covenants and conditions required by this Agreement to have been performed or complied with by NCS at or prior to the Closing, and all representations and warranties of NCS contained herein shall continue to be accurate in all material respects at and as of the Closing Date, just as if made as of the Closing Date.

          9.2.3 Fecteau shall have received a mutually acceptable real estate lease for the New Hampshire Premises as set forth and attached hereto as Exhibit "A".

          9.2.4 Fecteau shall have received the Fecteau Employment Agreement.

     9.3 INTERDEPENDENCE. The transfers and deliveries described in this Section 9 shall be mutually interdependent and regarded as occurring simultaneously and unless waived by the Shareholders and NCS no such transfer of delivery shall become effective unless and until all the other transfers and deliveries provided for in this Section 9 have also been consummated.

10.     INDEMNIFICATION.

     10.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Subject to the provisions of this Section 10, the representations and warranties of the Shareholders in
Section 6 and of NCS in Section 7 shall survive the Closing and continue to be binding regardless of any investigation made at any time by any party.

     10.2 INDEMNIFICATION BY SHAREHOLDERS. The Shareholders shall indemnify NCS and its directors and officers (the "NCS Indemnified Parties"), and hold them harmless from and against, all claims, damages, losses, deficiencies, costs and expenses (including, but not limited to, reasonable attorneys' fees), which any NCS Indemnified Party may incur, suffer or become liable for as a result of or arising out of or in connection with the inaccuracy or breach of any representations, warranties or covenants of the Shareholders contained in this Agreement, subject in each instance to the following:

          10.2.1 LIMITATIONS ON PERIODS DURING WHICH CLAIMS CAN BE MADE. Except with regard to claims for breach of the warranties and representations of Shareholders set forth in Subsection 6.2, Subsection 6.5, Subsection 6.10, the last two sentences of Subsection 6.18, Subsection 6.19 and Subsection
     6.25 (claims for which an action may be brought within the applicable statutory period during which the claims would not otherwise be time-barred under applicable law), all other claims must be asserted in writing by NCS and its directors and officers, on or before the second anniversary of the date of this Agreement.

               10.2.2 LIMITATIONS ON DAMAGES. The maximum amount of the indemnification obligation by any Shareholder for all claims hereunder, plus related expenses, shall not exceed in the case of each Shareholder, the pro rata share of the Purchase Price received by such Shareholder set forth in Section 2 of this Agreement.

          10.3 INDEMNIFICATION BY NCS. NCS shall indemnify the Shareholders, and hold them harmless from and against, all claims, damages, losses, deficiencies, costs and expenses (including, but not limited to, reasonable attorneys' fees), which they may incur, suffer or become liable for as a result of or arising out of or in connection with the inaccuracy or breach of any representations, warranties or covenants of NCS contained in this Agreement, subject in each instance to the following:

               10.3.1 LIMITATIONS ON PERIODS DURING WHICH CLAIMS CAN BE MADE. All claims must be asserted in writing by the Shareholders on or before the second anniversary of this Agreement.

          10.4 THIRD PARTY CLAIMS. If any legal proceeding is instituted or any claim asserted by any third party (a "Claim") in respect of which the Shareholders on the one hand, or the NCS Indemnified Parties on the other hand, may be entitled to indemnity hereunder, the party asserting such right to indemnity (the "Indemnitee") will give the party from whom indemnity is sought (the "Indemnitor") prompt written notice thereof. The Indemnitor will have the right, at its option and expense, to participate in the defense of such a Claim, but not to control the defense, negotiation or settlement thereof, which control will at all times rest with the Indemnitee, unless the Claim involves only money damages, not an injunction or other equitable relief, and unless the Indemnitor (a) acknowledges in writing responsibility for investigation and diligent defense of the Claim, and (1)) furnishes satisfactory evidence of the financial ability to indemnify the Indemnitee, in which case the Indemnitor may assume such control through counsel of its choice and at its expense, but the Indemnitee will continue to have the right to be represented, at its own expense, by counsel of its choice in connection with the defense of such a Claim. In any such event in which Indemnitor undertakes the defense pursuant to the preceding sentence, Indemnitor shall advise Indemnitee on a regular basis with respect to the Claim.

          If the Indemnitor does not assume control of the defense of such a Claim, the entire defense of the Claim by the Indemnitee, any settlement made by the Indemnitee, and any judgment entered in the Claim will be deemed to have been consented to by, and will be binding on, the Indemnitor as fully as though it alone had assumed the defense thereof and a judgment had been entered in the Claim in the amount of such settlement or judgment, except that the right of the Indemnitor to contest the right of the Indemnitee to indemnification under this Agreement with respect to the Claim will not be extinguished. If the Indemnitor does assume control of the defense of such a Claim, it will not, without the prior written consent of the Indemnitee, settle the Claim or consent to entry of any judgment relating thereto which does not include as an unconditional term thereof the giving by the claimant to the Indemnitee a release from all liability in respect of the Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Claim.

     11. MISCELLANEOUS PROVISIONS.

          11.1 ENTIRE AGREEMENT. This Agreement is the exclusive statement of the agreement among the parties concerning the subject matter hereof.

          11.2 SUCCESSORS BOUND. The terms and conditions of this Agreement shall extend to and inure to the benefit of and be binding on the respective heirs, successors and assigns of the parties.

          11.3 TITLE AND CAPTIONS. All articles or section titles or captions contained in this Agreement are for convenience of reference only and shall not be used in the interpretation or construction of this Agreement.

          11.4 INJUNCTIVE RELIEF. The parties hereby agree that a breach or threatened breach by any of the Shareholders of this Agreement will cause irreparable injury to NCS that is inadequately compensable in damages and, as a result, NCS will not have an adequate remedy at law to redress such injury. Therefore, in the event any of the Shareholders threatens to violate or violates any provision of this Agreement, and the Shareholders agree that in addition to its other remedies, NCS shall be entitled to injunctive relief including, but not limited to, temporary restraining orders and/or preliminary or permanent injunctions to restrain or enjoin any violation or threatened . violation of this Agreement.

          11.5 EXPENSES. TAXES AND BROKERAGE FEES. Except as herein specifically provided to the contrary, each of the parties hereto shall bear its own legal and accounting expenses incurred in connection with the negotiation of this Agreement and the consummation of the transaction contemplated herein.

          11.6 ASSIGNMENT. This Agreement may not be assigned by any party without the written consent of the other party.

          11.7 FURTHER ASSURANCES. Each of the Shareholders agrees that as requested by NCS after the Closing, such Shareholder will do all such further acts as may be required for NCS to effectuate the transactions contemplated by this Agreement.

          11.8 NO PUBLIC STATEMENT. The Shareholders agree that they shall not make any public statement or disclosure regarding any amounts paid to them pursuant to this Agreement.

          11.9 NOTICES. All notices or other communications hereunder shall not be binding on any party hereto unless in writing, and delivered to the party at the address for such set forth herein.

          Notices shall be deemed duly delivered upon hand delivery thereof at the addresses specified below or two (2) days after deposit thereof in the United States mails, postage prepaid, certified or registered mail. Any party may change its address for notice by delivery of written notice thereof in the manner provided above.

          11.10 NO THIRD-PARTY BENEFICIARIES. This Agreement is for the benefit of and may be enforced only by the parties hereto and their respective successors, transferees and assignees, and is not for the benefit of, and may not be enforced by, any third-party.

          11.11 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall constitute an original.

          11.12 FACSIMILE SIGNATURES. Facsimile signatures shall be treated the same as original execution signatures for purposes of Closing, provided original signatures are to be delivered promptly following Closing.

          11.13 GOOD FAITH. In the discharge of their obligations under this Agreement, and the agreements collateral hereto, then the parties shall act in good faith and reasonably towards one another.

          11.14 ATTORNEYS' FEES. In the event any legal action or arbitration proceeding is undertaken by a party in respect of the matters addressed in this Agreement and the agreements collateral thereto, the prevailing party shall be awarded his/its legal expenses and costs incurred in the prosecution or defense of any such action or proceeding. The "prevailing party" means the party, if any, determined by the court or the arbitrator to most nearly prevailed, even, if such party did not prevail in all matters, not necessarily the one in whose favor a judgment is rendered. Further, in the event of any default or breach. by any party under this Agreement, such defaulting party shall pay all expenses and attorney's fees incurred by the other party in connection with such default, whether or not any legal action or arbitration is commenced.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

     NCS HealthCare, Inc.,                     /s/ Michael F. Fecteau
     a Delaware corporation                    --------------------------------
                                               Michael F. Fecteau

                                               Address:        1164 Union Street
                                               Manchester, New Hampshire 03104
By:  /s/ Kevin B. Shaw
   -------------------------------------

Its:   CEO                                     /s/ Francis J. Cassidy
    ------------------------------------       ---------------------------------
                                               Francis J. Cassidy
                 "NCS"

                                               Address: 216 Dover Point Road
                                               Dover, Hampshire 03820



                                               /s/ Richard P. Legere
                                               ---------------------------------
                                               Richard P. Legere

                                               Address: R.R. 4, Box 595
                                               84 Drakes Island Road
                                               Wells, Maine 04090

                                                  "Shareholders"